Exhibit 99.1

[ONEOK Partners Logo]	NEWS
October 16, 2007	Analyst Contact: Christy Williamson
918-588-7163
Media Contact: Megan Washbourne
918-588-7562

ONEOK Partners Announces Board of Directors Changes

Gibson elected Chairman, succeeding Kyle; Dinan elected to Board

TULSA, Okla. - Oct. 16, 2007 - The board of directors of the general partner of ONEOK Partners, L.P. (NYSE: OKS) today elected John W. Gibson, president and chief executive officer of ONEOK Partners, to the additional position of chairman of the board, effective immediately. Gibson, 55, also is chief executive officer of ONEOK, Inc.

David Kyle, 55, has resigned as chairman and as a member of the board of the general partner of ONEOK Partners and is retiring as an employee of ONEOK, Inc. on Jan. 1, 2008. Kyle remains chairman of ONEOK, Inc.

Curtis Dinan, 40, senior vice president and chief financial officer of ONEOK Partners and ONEOK, Inc., was elected to the board of directors of the general partner of ONEOK Partners, effective immediately.

Other members of the board of directors of the general partner of ONEOK Partners are: James C. Kneale, president and chief operating officer of ONEOK, Inc.; Gil J. Van Lunsen, retired managing general partner of KPMG LLP; Gary N. Petersen, president, Andres Processing LLC; and Gerald B. Smith, chairman of the board, chief executive officer and co-founder, Smith, Graham & Company Investment Advisors.

Gibson joined ONEOK in May 2000 from Koch Energy, Inc., a subsidiary of Koch Industries, where he was an executive vice president. His career in the energy industry began in 1974 as a refinery engineer with Exxon USA. Gibson spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses, including vice president of marketing of its natural gas subsidiary GPM Gas Corp. He holds an engineering degree from the University of Missouri at Rolla.

Kyle became chairman, president and chief executive officer of ONEOK, Inc. in August 2000, after three years as president and chief operating officer of the company. He was named chairman and chief executive officer of ONEOK Partners in April 2006. He joined Oklahoma Natural Gas Company in 1974 as an engineer trainee and held positions of increasing responsibility before becoming vice president of gas supply in 1986 and executive vice president in 1990. He was named president of Oklahoma Natural Gas Company in 1994. Kyle has an industrial engineering and management degree from Oklahoma State University and a master's degree in business administration from the University of Tulsa. He also is a graduate of Harvard Business School's advanced management program.

Before joining ONEOK in February 2004 as vice president and chief accounting officer, Dinan was an audit partner for both Arthur Andersen LLP and Grant Thornton LLP. He is a member of the American Institute of CPAs, the Oklahoma Society of CPAs and is an advisory board member for the Breech School of Business at Drury University. Dinan also is a past president, treasurer and director of Tulsa Court Appointed Special Advocates, a graduate and past treasurer and director of Leadership Tulsa, and past treasurer and director of the Child Abuse Network. He also is a graduate of Leadership Oklahoma. Dinan earned accounting and business administration degrees from Drury University in Springfield, Mo.

-------------------------------------------------------------------------------------------------------------------

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers.  Our general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com. OKS-G

###